UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Quarters ended April 1, 1995 and March 26, 1994
(In thousands)



                                                     April 1,      March 26,
Increase (decrease) to cash                            1995          1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                      $  13,196     $  12,758
  Adjustments to reconcile net earnings
    to net cash provided by operations:
  Depreciation and amortization                         3,726         3,226
  Deferred compensation                                   473           404
  Changes in assets and liabilities, net              (12,979)         (416)
    Net cash provided by operations                     4,416        15,972

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions                                         (8,633)            -
  Capital expenditures                                 (5,733)       (3,267)
  Other investing activities                              457            12
    Net cash used by investing activities             (13,909)       (3,255)

CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of long-term debt                                -       (10,000)
  Change in notes payable                              19,851        (2,142)
  Net treasury stock activity                          (3,607)           70
  Dividends paid                                       (5,814)       (5,131)
    Net cash provided (used) by financing activities   10,430       (17,203)

CASH
  Effect of exchange rates on cash                         34            67
  Change in cash                                          971        (4,419)
  Cash at beginning of period                           1,832         9,284
  Cash at end of period                             $   2,803     $   4,865












See accompanying notes to the consolidated financial statements.
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